Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(3)

Pricing Supplement Amendment

Amendment No. 1 dated December 23, 2025 to Pricing Supplement dated December 19, 2025 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1B dated July 22, 2025

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2026, Due December 28, 2026 Royal Bank of Canada

This document supplements the accompanying pricing supplement (CUSIP: 78015QUX7). The Initial Basket Underlier Value for each Basket Underlier has been determined in the manner set forth in the accompanying pricing supplement and is set forth in the table below:

Basket Underlier	Bloomberg Ticker	Initial Basket Underlier Value
The common stock of Boston Scientific Corporation	BSX UN	$96.04
The common shares of Chubb Limited	CB UN	$311.62
The common stock of Crown Castle Inc.	CCI UN	$86.65
The common stock of CDW Corporation	CDW UW	$139.43
The common stock of Coherent Corp.	COHR UN	$189.56
The Class A common stock of DoorDash, Inc.	DASH UW	$233.95
The common stock of Expand Energy Corporation	EXE UW	$109.25
The Class A common stock of First Citizens BancShares, Inc.	FCNCA UW	$2,156.71
The common stock of Globe Life Inc.	GL UN	$141.51
The common stock of Intercontinental Exchange, Inc.	ICE UN	$161.23
The common stock of Jack Henry & Associates, Inc.	JKHY UW	$185.05
The common stock of Karman Holdings Inc.	KRMN UN	$76.83
The common stock of Mohawk Industries, Inc.	MHK UN	$108.46
The common stock of nCino, Inc.	NCNO UW	$25.84
The common stock of NRG Energy, Inc.	NRG UN	$157.09
The common shares of Public Storage	PSA UN	$260.00
The Class A common stock of Construction Partners, Inc.	ROAD UW	$111.06
The Class A common stock of Shake Shack Inc.	SHAK UN	$84.73

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of the accompanying pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

The Notes will not be listed on any securities exchange. None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2026

ADDITIONAL TERMS OF YOUR NOTES

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the product supplement no. 1B dated July 22, 2025 and the accompanying pricing supplement referred to below. This document, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in the accompanying pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

•	Pricing Supplement dated December 19, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325016483/dp239087_424b2-rjeln166dlo.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying pricing supplement.

P-2	RBC Capital Markets, LLC